Ally Increases Carvana Loan Purchase Commitment by $1 Billion, Increases Floor Plan Commitment to $1.25 Billion

PHOENIX (Sept. 29, 2020) – Today Carvana (NYSE: CVNA), a leading e-commerce platform for buying and selling used cars, announced a $1.0 billion increase to its current loan sale program with Ally Financial Inc. (NYSE: ALLY), demonstrating the success of the previous increase and extension of the facility completed earlier this year. This increase represents a total of $3.0 billion in commitment to fund Carvana customer loans since March 2020.

In addition to the increased loan purchase commitment, Ally Financial has also increased its commitment to provide funding through Carvana’s inventory floor plan from $950.0 million to $1.25 billion and has extended the facility from October 2020 through March 2023. This commitment from Ally will allow Carvana to continue increasing the number and diversity of its inventory, providing consumers with an even broader selection of vehicles to choose from.

“Ally has been with us from very early on when we were selling just a couple hundred cars per month,” said Ernie Garcia, Carvana founder and CEO. “I’m confident Ally will continue to play an important role as we make progress toward our goal of selling 2 million vehicles. We are proud to have their support and continue to expand our relationship.”

“Our goal is always to find the most effective ways to meet the specific needs of each of our dealer customers and help them grow their businesses,” said Doug Timmerman, president of Auto Finance for Ally. “The strong relationship we’ve built is a testament to Carvana’s unique digital platform and our focused dedication and expertise in the auto retail business.”

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About Carvana (NYSE: CVNA)

Founded in 2012 and based in Phoenix, Carvana’s (NYSE: CVNA) mission is to change the way people buy cars. By removing the traditional dealership infrastructure and replacing it with technology and exceptional customer service, Carvana offers consumers an intuitive and convenient online car buying and financing platform. Carvana.com enables consumers to quickly and easily shop more than 15,000 vehicles, finance, trade-in or sell their current vehicle to Carvana, sign contracts, and schedule as-soon-as-next-day delivery or pickup at one of Carvana’s patented, automated Car Vending Machines.

For further information on Carvana, please visit www.carvana.com, or connect with us on Facebook, Instagram or Twitter.

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